[Execution Version]
TEADS HOLDING CO.
EXECUTIVE AGREEMENT
THIS EXECUTIVE AGREEMENT (this “Agreement”) is made and entered into as of the date signed below, by and between Teads Holding Co. (the “Company”), and Mary (Mollie) Spilman (the “Executive”). The Company and Executive are sometimes hereinafter referred to individually as a “Party” and together as “Parties.”
Unless otherwise defined in the body of this Agreement, capitalized terms shall be defined as provided in Appendix I to this Agreement.
In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:
AGREEMENT
1.Agreement Term. The “Agreement Term” shall mean the period commencing on November 10, 2025 (the “Effective Date”) and ending on the Termination Date as provided in Section 5 hereof.
2.Position and Duties.
(a)Title; Responsibilities. During the period of her employment, Executive will serve as Chief Commercial Officer and will have the normal duties, responsibilities and authority of that position, subject to the power of the Company to expand or limit such duties, responsibilities and authority. In this trusted, senior position, Executive will be given access to the Company’s Confidential Information. Executive shall comply in all material respects with all applicable laws, rules and regulations relating to the performance of Executive’s duties and responsibilities hereunder. The principal place of performance by Executive of Executive’s duties hereunder shall be in Florida, except for travel outside of such area in connection with the performance of Executive’s global duties and remote work consistent with applicable Company policy, as in effect from time to time. Notwithstanding any provision to the contrary, Executive shall be required to be physically present at the Company’s New York office for a minimum of two (2) days per workweek, except during any Company-recognized holidays, periods of authorized paid time off, or when Executive is traveling on approved business outside of the New York metropolitan area, including for business-related travel, conferences, meetings or other duties in connection with the performance of Executive’s responsibilities under this Agreement.
(b)Exclusive Employment. During the period of her employment, Executive shall devote substantially all of Executive’s full business time to Executive’s duties and responsibilities set forth above, and may not, without the prior written consent of the CEO, operate, participate in the management, board of directors, operations or control of, or act as an employee, officer, consultant, agent or representative of, any type of business or service (other than as an employee of the Company); provided, however, that, Executive may (a) engage in civic and charitable activities; (b) own publicly traded securities as a passive investment in such form as to not require any services by Executive; (c) engage in other personal passive investment activities and/or (d) serve as a member of the board of directors for any Company as listed in Exhibit A or otherwise approved by the CEO, in each case for (a), (b), (c) and (d), only to the extent such activities do not impair, interfere or conflict with Executive’s performance of her duties, or violate Executive’s obligations, under this Agreement. Executive represents and warrants to the Company that Executive has no prior or other commitments or obligations of any kind to anyone else or any entity that would hinder or interfere with Executive’s acceptance of Executive’s obligations hereunder or the exercise of Executive’s best efforts to the performance of Executive’s duties hereunder.
3.Compensation.
(a)Base Salary. Executive shall receive a yearly base salary under this Agreement of six hundred twenty-five thousand dollars ($625,000) per year (“Base Salary”). Executive’s Base Salary will be paid by the Company in equal installments in accordance with the Company’s normal payroll practices. The Base Salary will be reviewed annually in accordance with the Company’s procedures for the review of compensation of executives at Executive’s level and any such increased Base Salary shall constitute “Base Salary” for purposes of this Agreement. All amounts payable to Executive under this Agreement will be subject to all required withholding by the Company.
(b)Annual Non-Equity Incentive Program and Equity Incentive Compensation. In addition to the Base Salary, for any full calendar year of employment, Executive shall be eligible for an annual grant of non-equity incentive-based cash compensation (the “Annual Bonus”). The applicable performance goals shall be determined by the Compensation and Human Capital Management Committee of the Board (the “Comp Committee”), in its sole discretion, provided that during the Agreement Term, the target Annual Bonus for Executive shall be six hundred twenty-five thousand dollars ($625,000). The Annual Bonus for the fiscal year ending December 31, 2025 shall be prorated based on length of employment beginning with the Effective Date. The actual amount of Executive’s Annual Bonus to be paid shall be determined by the Compensation Committee, in its sole discretion, on the basis of the above-referenced performance goals and paid no later than March 15 of the year following the calendar year to which such Annual Bonus relates. The Annual Bonus is not earned until it is paid. Executive must remain employed by the Company through the date on which the Annual Bonus is paid in order to receive such Annual Bonus, except as provided below in Section 5.
(c)Equity Awards. Subject to the approval of the Comp Committee, Executive will be recommended for an initial grant of 1,400,000 Restricted Stock Units in the first quarter of 2026 (the “Initial Equity Award”). The Initial Equity Award shall vest in increments over a period of four years as follows: one-fourth (1/4) of such award shall vest on December 5, 2026 and one-sixteenth of such award shall vest on March 5, 2027 and each quarterly anniversary of thereafter, with the final tranche covering the remaining balance of RSUs comprising such award to vest on December 5, 2029. In addition to the Initial Equity Award, in each of the three subsequent calendar years (i.e., 2027, 2028 and 2029), Executive shall receive an equity award equaling the lesser of 325,000 units and $4,000,000 in value, with such value based on the trailing thirty (30) day average stock price, such award being subject to the then in effect split between Restricted Stock Units and Performance Stock Units (the Initial Equity Award and any subsequent award, the “Equity Awards”). The Equity Awards will be subject in all respects to the terms and conditions of the Company’s equity incentive plan (as then in effect) and a separate award agreement, which documents shall govern the Equity Awards. For the avoidance of doubt, all vesting of Equity Awards is subject to the Executive’s continuous employment with the Company through such date except as otherwise provided in the award agreement.

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4.Benefits.
(a)Other Benefit Plans and Programs. In addition to the Base Salary and other compensation provided for in Section 3 above, Executive shall be eligible to participate in such health and welfare benefit plans (including Executive’s eligible dependents) and any qualified and/or non-qualified retirement plans of the Company as may be in effect from time to time; provided, however, that participation shall be subject to all of the terms and conditions of such plans, including, without limitation, all waiting periods, eligibility requirements, vesting, contributions, exclusions and other similar conditions or limitations. Any and all benefits under any such plans shall also be payable, if applicable, in accordance with the underlying terms and conditions of such plan document. Executive’s participation in the foregoing plans and any perquisite programs will be on terms no less favorable than afforded to senior officers at Executive’s level in Executive’s country of residence, as in effect from time to time. The Company, however, shall have the right in its sole discretion to modify, amend or terminate such benefit plans and/or perquisite programs at any time except as otherwise provided pursuant to the terms of such plans or programs.
(b)The Company will reimburse Executive for all reasonable business expenses incurred by Executive in the course of performing Executive’s duties and responsibilities under this Agreement which are consistent with the Company’s policies and procedures in effect from time to time.
5.Termination.
(a)Events of Termination. Executive’s employment with the Company and the Agreement Term will end on the earliest to occur of (i) Executive’s death or Permanent Disability, (ii) the date of Executive’s termination due to resignation at any time with or without Good Reason after the required notice period, or (iii) the date of Executive’s termination by the Company at any time with or without Cause after the required notice period, if any.
(b)Termination Without Notice Period.
(i)Termination Due to Death or Permanent Disability. If Executive’s employment is terminated due to Executive’s death or Permanent Disability, then Executive will be entitled to the Accrued Benefits. In addition, Executive shall be eligible for any unpaid Annual Bonus for a completed calendar year pursuant to Section 3(b) and a payment equal to the Pro-Rata Bonus paid on the sixty-day anniversary of the Termination Date subject to Executive (or her estate, if applicable) executing a Release in substantially the form attached hereto as Appendix II and such Release is not timely revoked by Executive (or her estate) and becomes legally effective, as provided in Section 5(d) below. The “Pro-Rata Bonus” is an amount equal to the target Annual Bonus (as then in effect) for the calendar year in which the Termination Date occurs multiplied by a fraction, the numerator of which shall equal the number of days during such calendar year prior to the Termination Date and the denominator of which shall equal three hundred and sixty-five (365).
(ii)Termination by the Company With Cause. If Executive’s employment is terminated by the Company with Cause, then, through Executive’s Termination Date, Executive will be entitled to receive the Accrued Benefits.
(c)Termination With Notice Period. Except as otherwise provided for in Section 5(b), any termination of Executive’s employment by the Company or by Executive will be effective as specified in a written notice from the terminating Party to the other Party; provided, however, that the terminating Party must give the other Party notice as specified in this Section 5(c). During such notice period: (a) the Company may reduce or change Executive’s

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duties and responsibilities, require that Executive does not come into the workplace, and/or place Executive on a paid leave of absence; (b) Executive will continue to receive Base Salary and other entitlements and benefits (to the extent permitted by the terms of the applicable plans based the services Executive will perform during such notice period) and will continue to vest in prior equity grants through the Termination Date, and (c) Executive will not directly or indirectly work for any other company (and none of the aforementioned actions during such notice period shall constitute Good Reason).
(i)Termination by Company Within 12 Months of Effective Date Without Cause. If Executive’s employment with the Company is terminated on or before the 12-month anniversary of the Effective Date by the Company without Cause, then Executive shall be paid an amount equal to 1-month of Executive’s Base Salary, which shall be paid in lump sum no later than the sixty-day anniversary of such Termination Date, subject to Executive executing a Release in substantially the form attached hereto as Appendix II and such Release is not timely revoked by Executive and becomes legally effective, as provided in Section 5(d) below. Payment of a Pro-Rata Bonus for any incomplete calendar year as of Executive’s Termination Date shall be subject to the Company’s discretion.
(ii)Termination by the Company Without Cause After 12 Months of the Effective Date. If Executive’s employment with the Company is terminated after the 12-month anniversary of the Effective Date by the Company without Cause, then the Company shall provide 1 months’ notice to Executive before the Termination Date. During such notice period, Executive will be entitled to the Accrued Benefits. In addition, Executive shall be paid any unpaid Annual Bonus for a completed calendar year pursuant to Section 3(b). Executive shall also be paid an amount equal to the greater of (x) 3-months of Executive’s Base Salary and (y) 1-month of Executive’s Base Salary for each year of employment up to a maximum of six (6) months, which shall be paid in lump sum no later than the sixty-day anniversary of such Termination Date, subject to Executive executing a Release in substantially the form attached hereto as Appendix II and such Release is not timely revoked by Executive and becomes legally effective, as provided in Section 5(d) below. Payment of a Pro-Rata Bonus for any incomplete calendar year as of Executive’s Termination Date shall be subject to the Company’s discretion.
(iii)Termination by Executive Without Good Reason. If Executive’s employment with the Company is terminated by Executive without Good Reason, then Executive shall provide three (3) months’ notice to the Company before the Termination Date. During such notice period, Executive will be entitled to the Accrued Benefits. Additionally, if Executive continues to comply with the terms of this Agreement throughout the notice period, including (unless otherwise requested by the Company) continuing to carry out assigned duties and responsibilities, Executive shall be entitled to receive any unpaid Annual Bonus for a completed calendar year pursuant to Section 3(b), subject to Executive executing a Release in substantially the form attached hereto as Appendix II and such Release is not timely revoked by Executive and becomes legally effective, as provided in Section 5(d) below. Payment of a Pro-Rata Bonus for any incomplete calendar year as of Executive’s Termination Date shall be subject to the Company’s discretion.
(iv)Termination During Change in Control Period by the Company Without Cause or by Executive With Good Reason. If during Change in Control Period, Executive’s employment with the Company is terminated by the Company without Cause or by Executive with Good Reason, then the terminating Party shall provide 1 months’ notice to the other Party before the Termination Date. During such notice period, Executive will be entitled to the Accrued Benefits. In addition, Executive shall be entitled to receive: (x) any unpaid Annual Bonus for a completed calendar year pursuant to Section 3(b), (y) a Pro-Rata Bonus for any incomplete calendar year paid, and (z) an amount equal to the greater of (i) 3-months of Executive’s Base Salary and (ii) 1-month of Executive’s Base Salary for each year of

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employment up to a maximum of 6 months, no later than the sixty-day anniversary of such Termination Date subject to the release requirements set forth in this Section 5(c)(iv). If the Termination Date in a Change in Control Period occurs prior to the 12-month anniversary of the Effective Date, fifty percent (50%) of the Initial Equity Award shall accelerate such that 700,000 units are fully vested as of the Termination Date. If the Termination Date in a Change in Control Period occurs after the 12-month anniversary of the Effective Date, all outstanding equity awards shall accelerate such that they are fully time vested as of the Termination Date notwithstanding the time-vesting terms of the applicable equity plan or award agreement. Other than the Accrued Benefits, all amounts in this Section 5(c)(iv), the any Annual Bonus, Pro-Rata Bonus and equity acceleration, are subject to Executive executing a Release in substantially the form attached hereto as Appendix II and such Release is not timely revoked by Executive and becomes legally effective, as provided in Section 5(d) below.
(d)Release Requirements. Notwithstanding the foregoing, Executive shall not be entitled to receive certain of the payments or benefits described in Section 5(c) above unless, not later than sixty (60) days after the Termination Date, Executive has executed the Release, and the period during which the Release may be revoked has expired without Executive having revoked the Release. None of the payments or benefits described in Section 5(c) contingent upon the Release shall be paid until the Release has been signed and become effective, and any payments, which would otherwise be payable during such sixty-day period prior to the date the Release becomes effective, shall be accumulated and paid on the first payroll date following the date the Release becomes effective without interest, or, if such sixty-day period begins in one calendar year and ends in a second calendar year, the first payroll date during the second calendar year following the date the Release becomes effective, as described above. In addition, Executive must continue to comply with the terms of this Agreement throughout any notice period, including (unless otherwise requested by the Company) continuing to carry out assigned duties and responsibilities to be eligible for any of the aforementioned payments.
(e)No Offset or Mitigation. Except for offset to such monies due and owing to the Company, if Executive’s employment with the Company is terminated for any reason, the Company will have no right of offset, nor will Executive be under any duty or obligation to seek or accept alternative or substitute employment at any time after the effective date of such termination or otherwise mitigate any amounts payable by the Company to Executive.
(f)No Other Benefits. Except as set forth in this Section 5, Executive will not be entitled to any other Base Salary, severance, compensation or benefits from the Company following a termination of employment, other than those previously earned under any of the Company’s retirement plans or expressly required under applicable law. For the avoidance of doubt, Executive’s rights upon termination of employment under any outstanding LTIP grants will be determined exclusively by the terms of the LTIP and any award agreements.
6.Confidential Information.
(a)Executive recognizes and acknowledges that the continued success of the Company and its Affiliates depends upon the use and protection of a large body of confidential and proprietary information and that Executive will have access to the entire universe of the Company’s Confidential Information (as defined below in Section 6(b)), as well as certain confidential information of other Persons with which the Company and its Affiliates do business, and that such information constitutes valuable, special and unique property of the Company, its Affiliates and such other Persons.
(b)Confidential Information. For purposes of this Agreement, the Company’s “Confidential Information” shall mean the Company and its Affiliates’ trade

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secrets as defined under New York law, as well as any other information or material that is not generally known to the public, and which: (i) is generated, collected by or utilized in the operations of the Company or its Affiliates’ business and relates to the actual or anticipated business, research or development of the Company, its Affiliates or the Company and its Affiliates’ actual or prospective Customers; or (ii) is suggested by or results from any task assigned to Executive by the Company or its Affiliates, or work performed by Executive for or on behalf of the Company or its Affiliates. Confidential Information shall not be considered generally known to the public if Executive or others improperly reveal such information to the public without the Company or its Affiliates’ express written consent and/or in violation of an obligation of confidentiality owed to the Company or its Affiliates. Confidential Information includes, without limitation, the information, observations and data obtained by Executive while employed by the Company concerning the business or affairs of the Company or its Affiliates, including information concerning acquisition opportunities in or reasonably related to the Company or its Affiliates’ business or industry, the identities of and other information (such as databases) relating to the current, former or prospective employees, suppliers and Customers of the Company or its Affiliates, development, transition and transformation plans, methodologies and methods of doing business, strategic, marketing and expansion plans, financial and business plans, financial data, pricing information, employee lists and telephone numbers, locations of sales representatives, new and existing customer or supplier programs and services, customer terms, customer service and integration processes, requirements and costs of providing service, support and equipment.
(c)Executive agrees to use the Company’s Confidential Information only as necessary and only in connection with the performance of Executive’s duties hereunder. Executive shall not, without the Company’s prior written permission, directly or indirectly, utilize for any purpose other than for a legitimate business purpose solely on behalf of the Company or its Affiliates, or directly or indirectly, disclose outside of the Company or outside of the Affiliates, any of the Company’s Confidential Information, as long as such matters remain Confidential Information. Executive agrees not to download, upload, copy, transmit and/or transfer any Confidential Information and/or Company property or Work Product, to any network, server, computer, mobile device, external storage device and/or any other media that is not owned and/or controlled by the Company, unless authorized to do so in writing by the Company and in furtherance of a work-related activity.
(d)The restrictions set forth in this paragraph are in addition to and not in lieu of any obligations Executive may have by law with respect to the Company’s Confidential Information, including any obligations Executive may owe under any applicable trade secrets statutes or similar state or federal statutes. This Agreement shall not prevent Executive from revealing evidence of criminal wrongdoing to law enforcement or prohibit Executive from divulging the Company’s Confidential Information by order of court or agency of competent jurisdiction.
(e)Executive understands that the Company and its Affiliates will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company or its Affiliates to maintain the confidentiality of such information and to use it only for certain limited purposes. During the Agreement Term and thereafter, and without in any way limiting the foregoing provisions of this Section 6, Executive will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than personnel and consultants of the Company and its Affiliates who need to know such information in connection with their work for the Company or its Affiliates) or use Third Party Information unless expressly authorized by such third party or by the CEO.
(f)During the Agreement Term and thereafter, Executive will not improperly use or disclose any confidential information or trade secrets, if any, of any former employers or

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any other person or entity to whom Executive has an obligation of confidentiality, and will not bring onto the premises of the Company or its Affiliates any unpublished documents or any property belonging to any former employer or any other person or entity to whom Executive has an obligation of confidentiality unless consented to in writing by the former employer or such other person or entity. Executive will use in the performance of Executive’s duties only information which is (i) generally known and used by persons with training and experience comparable to Executive’s and which is (x) common knowledge in the industry or (y) otherwise legally in the public domain, (ii) otherwise provided or developed by the Company or its Affiliates or (iii) in the case of materials, property or information belonging to any former employer or other person or entity to whom Executive has an obligation of confidentiality, approved for such use in writing by such former employer or other person or entity.
(g)Nothing in this Section 6, Section 22 or any other provision of this Agreement prohibits or restricts Executive from lawfully (i) initiating communications directly with, cooperating with, providing information to, responding to an inquiry or legal process, or otherwise assisting in any investigation by any governmental or regulatory agency, entity, or official(s) (collectively, “Governmental Authorities”) regarding a possible violation of law; (ii) testifying, participating, or otherwise assisting in an action or proceeding by any such Governmental Authorities relating to a possible violation of law; (iii) reporting possible violations of applicable law or regulation to any Governmental Authority or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation; or (iv) recovering any award offered by such Governmental Authorities associated with the communications and actions covered in the foregoing provisions of this Section 6(g) (except with respect to any proceedings conducted by the U.S. Equal Employment Opportunity Commission (“EEOC”) or an equivalent state or local agency). In particular, notwithstanding the terms of this Section 6 or any other provision of this Agreement, Executive is not prohibited from disclosing factual information related to any claim of discrimination, harassment, or retaliation to law enforcement, the EEOC, the Florida Commission on Human Relations (“FCHR”), or any local commission on human rights, or an attorney retained by Executive. Further, nothing herein shall prohibit Executive from inquiring about, discussing, or disclosing the wages of Executive or another employee of the Company with other employees of the Company. Notwithstanding anything in this Section 6 or this Agreement to the contrary, nothing in this Agreement requires Executive to obtain prior authorization from the Company before engaging in any conduct described in this Section 6(g), or to notify the Company that Executive has engaged in any such conduct.
(h)In compliance with 18 U.S.C. § 1833(b) (“Section 1833(b)(1)”), as established by the Defend Trade Secrets Act of 2016, Executive is given notice of the following immunities listed in Sections 1833(b)(1) and (2) (Immunity From Liability For Confidential Disclosure Of A Trade Secret To The Government Or In A Court Filing): (1) IMMUNITY.—An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. (2) USE OF TRADE SECRET INFORMATION IN ANTI-RETALIATION LAWSUIT.—An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.
7.Return of the Company Property. Executive acknowledges and agrees that all notes, records, reports, sketches, plans, unpublished memoranda or other documents, whether in paper, electronic or other form (and all copies thereof), held by Executive concerning any

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information relating to the business of the Company or its Affiliates that Executive acquired during the course of Executive’s employment with the Company, whether confidential or not, are the property of the Company and its Affiliates. Upon a written request from the CEO, Executive will immediately deliver to the Company at the termination or expiration of the Agreement Term, or, if later, at the termination of employment, or at any other time the CEO may request, all requested equipment, files, property, memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and all electronic, paper or other copies thereof) belonging to the Company or its Affiliates, which includes, but is not limited to, any materials that contain, embody or relate to the Confidential Information, Work Product or the business of the Company or its Affiliates, which Executive may then possess or have under Executive’s control. Executive will take any and all actions reasonably deemed necessary or appropriate by the Company or its Affiliates from time to time in its sole discretion to ensure the continued confidentiality and protection of the Confidential Information. Executive will notify the Company and the appropriate Affiliates promptly and in writing of any circumstances of which Executive has knowledge relating to any possession or use of any Confidential Information by any Person other than those authorized by the terms of this Agreement.
8.Intellectual Property Rights. Executive acknowledges and agrees that all inventions, technology, processes, innovations, ideas, improvements, developments, methods, designs, analyses, trademarks, service marks, and other indicia of origin, writings, audiovisual works, concepts, drawings, reports and all similar, related, or derivative information or works (whether or not patentable or subject to copyright), including but not limited to all resulting patent applications, issued patents, copyrights, copyright applications and registrations, and trademark applications and registrations in and to any of the foregoing, along with the right to practice, employ, exploit, use, develop, reproduce, copy, distribute copies, publish, license, or create works derivative of any of the foregoing, and the right to choose not to do or permit any of the aforementioned actions, that relate to the Company or Affiliates’ actual or anticipated Business, research and development or existing or future products or services and that are conceived, developed or made by Executive while employed by the Company or an Affiliate (collectively, the “Work Product”) belong to the Company. Executive further acknowledges and agrees that to the extent relevant, this Agreement constitutes a “work for hire agreement” under the Copyright Act, and that any copyrightable work (“Creation”) constitutes a “work made for hire” under the Copyright Act such that the Company is the copyright owner of the Creation. To the extent that any portion of the Creation is held not to be a “work made for hire” under the Copyright Act, Executive hereby irrevocably assigns to the Company all right, title and interest in such Creation. All other rights to any new Work Product and all rights to any existing Work Product are also hereby irrevocably conveyed, assigned and transferred to the Company pursuant to this Agreement. Executive will promptly disclose and deliver such Work Product to the Company and, at the Company’s expense, perform all actions reasonably requested by the Company (whether during or after the Agreement Term) to establish, confirm and protect such ownership (including, without limitation, the execution of assignments, copyright registrations, consents, licenses, powers of attorney and other instruments).
9.Non-Compete, Non-Solicitation.
(a)In further consideration of the compensation to be paid to Executive hereunder, Executive acknowledges that in the course of Executive’s employment with the Company, Executive has, and will continue to, become familiar with the Company’s Confidential Information, methods of doing business, business plans and other valuable proprietary information concerning the Company, its Affiliates, and their Customers and suppliers and that Executive’s services have been and will be of special, unique and extraordinary value to the Company and its Affiliates. Executive agrees that, during the period of her employment and continuing for twelve (12) months thereafter, regardless of the reason for

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the termination of Executive’s employment (the “Restricted Period”), Executive will not, directly or indirectly, anywhere in the Restricted Area:
(i)own, manage, operate, or participate in the ownership, management, operation, or control of, or be employed by, any entity which is in competition with the Business of the Company or its Affiliates in which Executive would hold a position with responsibilities that are entirely or substantially similar to any position Executive held during the last twelve (12) months (the “Tail Period”) of Executive’s employment with the Company or in which Executive would have responsibility for and access to confidential information that is similar to or relevant to that which Executive had access to during the Tail Period of Executive’s employment with the Company; or
(ii)provide services to any person or entity that engages in any business that is similar to, or competitive with the Company or its Affiliates’ Business if doing so would require Executive to use or disclose the Company’s Confidential Information.
(iii)A business or entity shall be considered “in competition” with the Company or its Affiliates if it engages in the Business, as defined in this Agreement, in which the Company or any of its Affiliates engages.
Nothing herein will prohibit Executive from being a passive owner of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation.
(b)During the Restricted Period, Executive will not, directly or indirectly, except on behalf of the Company during employment: (i)  solicit or otherwise attempt to employ or retain or enter into any business relationship with, any Person who is or was an employee of or individual consultant who provided services (directly or indirectly) to the Company or its Affiliates within the Tail Period immediately preceding the termination of Executive’s employment, (ii) induce or attempt to induce any person who is or was an employee of, or individual consultant who provided services (directly or indirectly) to, the Company or its Affiliates within the Tail Period immediately preceding the termination of Executive’s employment, to leave the employ of the Company or the relevant Affiliates, or in any way interfere with the relationship between the Company, its Affiliates and any of their employees or individual consultants, and/or (iii) employ or retain or enter into any business relationship with any person who was an employee of or individual consultant who provided services (directly or indirectly) to the Company or its Affiliates within the Tail Period immediately preceding the termination of Executive’s employment (provided, however that Executive may hire former employees and consultants to the Company and its Affiliates after such former employees or consultants have ceased to be employed or otherwise engaged by the Company or its Affiliates for a period of at least six (6) months).
(c)During the Restricted Period, Executive will not, directly or indirectly: (i) call on, solicit or service any Customer with the intent of selling or attempting to sell any service or product similar to, or competitive with, the services or products sold by the Company or its Affiliates as of the Termination Date, or (ii) in any way adversely interfere with the relationship between the Company, its Affiliates and any Customer, supplier, licensee or other business relation (or any prospective Customer, supplier, licensee or other business relationship) of the Company or its Affiliates (including, without limitation, by making any negative or disparaging statements or communications regarding the Company, its Affiliates or any of their operations, officers, directors or investors). This non-solicitation provision applies only to those actual and prospective Customers, suppliers, licensees or other business relationships of the Company with whom Executive: (1) has had contact or has solicited at any time in the Tail

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Period of time preceding the termination of Executive’s employment; (2) has supervised the services of any of the Company’s or Affiliates’ employees who have had any contact with or have solicited at any time during the Tail Period preceding the termination of Executive’s employment; or (3) has had access to any Confidential Information about such Customers, suppliers, licensees or other business relationships at any time during the Tail Period preceding the termination of Executive’s employment.
(d)Executive acknowledges and agrees that the restrictions contained in this Section 9 with respect to time, geographical area and scope of activity are reasonable and do not impose a greater restraint than is necessary to protect the goodwill and other legitimate business interests of the Company and its Affiliates. In particular, Executive agrees and acknowledges that the Company is currently engaging in Business and actively marketing its services and products throughout the Restricted Area, that Executive’s duties and responsibilities for the Company and/or its Affiliates are co-extensive with the entire scope of the Company’s Business, that the Company has spent significant time and effort developing and protecting the confidentiality of their methods of doing business, technology, Customer lists, long term Customer relationships and trade secrets and that such methods, technology, Customer lists, Customer relationships and trade secrets have significant value. However, if, at the time of enforcement of this Section 9, a court holds that the duration, geographical area or scope of activity restrictions stated herein are unreasonable under circumstances then existing or impose a greater restraint than is necessary to protect the goodwill and other business interests of the Company and its Affiliates, the Parties agree that the maximum duration, scope or area reasonable under such circumstances will be substituted for the stated duration, scope or area and that the court will be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law, in all cases giving effect to the intent of the parties that the restrictions contained herein be given effect to the broadest extent possible. The existence of any claim or cause of action by Executive against the Company, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by the Company of the provisions of Sections 6, 7, 8 and 9, which Sections will be enforceable notwithstanding the existence of any breach by the Company. Notwithstanding the foregoing, Executive will not be prohibited from pursuing such claims or causes of action against the Company (including, but not limited to, a declaratory judgment). Executive consents to the Company notifying any future employer of Executive of Executive’s obligations under Sections 6, 7, 8 and 9 of this Agreement.
10.Survival. Any provision which by its nature is intended to survive and continue in full force in accordance with its terms shall continue notwithstanding the termination of the Agreement Term.
11.Notices. Any notice provided for in this Agreement will be in writing and will be either personally delivered, sent by reputable overnight courier service, or mailed by first class mail, return receipt requested, or delivered by email to the recipient at the address below indicated:
Notices to Executive:
At such home address which is currently on record with the Company; or the following email address:
[email address]
Copy to her attorney

Jonathan Kagan

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kagan@kaganstern.com
Kagan Stern Marinello & Beard, LLC
238 West Street
Annapolis, MD 21401
Notices to the Company:
Teads Holding Co.
111 West 19th Street
New York, NY 10011
Attention: Chief Administrative Officer (or in lieu of CAO, CEO)
Email: veronica.gonzalez@teads.com
or such other address or to the attention of such other person as the recipient Party will have specified by prior written notice to the sending Party. Any notice so addressed shall be deemed to be given: if delivered by hand or email, on the date of such delivery; if mailed by overnight courier, on the first business day following the date of such mailing; and if mailed by first class mail, return receipt requested, on the date of delivery specified on the return receipt.
12.Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any action in any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
13.No Conflicts; Other Agreements. Executive represents and warrants that he has no other agreements or relationships with or commitments to any other person or entity that conflict with Executive’s relationship with the Company or under this Agreement, and that Executive’s relationship with the Company and Executive’s performance of the terms of this Agreement will not require Executive to violate any obligation to or confidence with Executive’s prior employer or another party, including but not limited to any non-competition, non-solicitation or confidentiality agreement. Executive represents and warrants that he is not bound by and has not entered into any other agreements or relationships with or commitments to any other person or entity regarding proprietary information or inventions.
14.Complete Agreement. This Agreement embodies the complete agreement and understanding among the Parties and supersedes and preempts any prior understandings, agreements or representations by or among the Parties, written or oral, which may have related to the subject matter hereof in any way.
15.Counterparts. This Agreement may be executed in separate counterparts (including by facsimile signature pages), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.
16.No Strict Construction. The parties hereto jointly participated in the negotiation and drafting of this Agreement. The language used in this Agreement will be deemed to be the language chosen by the Parties hereto to express their collective mutual intent, this Agreement will be construed as if drafted jointly by the Parties hereto, and no rule of strict construction will be applied against any Person.

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17.Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns. Executive may not assign Executive’s rights or delegate Executive’s duties or obligations hereunder without the prior written consent of the Company. The Company may not assign its rights and obligations hereunder, without the consent of, or notice to, Executive, with the sole exception being a sale to any Person that acquires all or substantially all of the Company whether stock or assets, in which case such consent of Executive is not necessary.
18.Choice of Law; Exclusive Venue. THIS AGREEMENT, AND ALL ISSUES AND QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT, WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF FLORIDA, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS (WHETHER OF THE STATE OF FLORIDA OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF FLORIDA. SUBJECT TO SECTION 20 OF THIS AGREEMENT, THE PARTIES AGREE THAT ALL LITIGATION ARISING OUT OF OR RELATING TO SECTIONS 6, 7, 8 and 9 OF THIS AGREEMENT MUST BE BROUGHT EXCLUSIVELY IN AN APPLICABLE STATE OR FEDERAL COURT LOCATED IN FLORIDA (COLLECTIVELY THE “DESIGNATED COURTS”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
19.Dispute Resolution. Notwithstanding anything to the contrary, any and all other disputes, controversies or questions arising under, out of, or relating to this Agreement (or the breach thereof), or, Executive’s employment with the Company or termination thereof, other than those disputes relating to Sections 6 (Confidential Information), 7 (Return of the Company Property), 8 (Intellectual Property Rights) and 9 (Non-Compete, Non-Solicitation) of this Agreement, shall be referred for binding arbitration in New York, New York which shall be the exclusive and sole means for resolving any dispute subject to arbitration under this Agreement. The arbitration shall be conducted by a single neutral arbitrator (who is licensed to practice law in any State within the United States of America) selected by Executive and the Company. Such arbitration shall be conducted in accordance with the National Rules for Resolution of Employment Disputes of the American Arbitration Association. All costs of arbitration, including each party’s reasonable attorneys’ fees and costs, shall be borne by such, provided that the arbitrator shall have the discretion to award reasonable attorneys’ fees, costs and expenses to the prevailing party. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section 19 does not apply to any action by the Company to enforce Sections 6, 7, 8 and 9 of this Agreement and does not in any way restrict the Company’s rights under Section 18 of this Agreement.
20.Nothing herein shall prohibit any party from seeking injunctive or equitable relief from the state or federal courts in Florida or any other location with personal jurisdiction over Executive, in an effort to prevent an actual or threatened breach of this Agreement, including Sections 6, 7, 8, and 9 of this Agreement, or in an effort to obtain specific performance of the

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terms and conditions of this Agreement. With respect to any such legal action, the parties agree to be subject to personal jurisdiction in the state and federal courts located in New York, New York. By signing this Agreement, Executive and the Company waive their right to commence, be a party to, or act as a class member in, any class or collective action in any court action against the other party relating to employment issues. Further, the parties waive their right to commence or be a party to any group, class or collective action claim in arbitration or any other forum. The parties agree that any claim by or against you or the Company shall be heard without consolidation of such claim with any other person or entity’s claim. This agreement to arbitrate is governed by the Federal Arbitration Act (the “FAA”) (9 U.S.C. §§ 1 et seq.) and, to the extent, if any, that the FAA is held not to apply, by the laws of the State of New York, without regard to its conflict of laws principles (including for purposes of determining contract formation).
21.Mutual Waiver of Jury Trial. IN THE EVENT OF LITIGATION AS PERMITTED UNDER SECTIONS 18 and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
22.Section 280G.
(a)In the event that the total amount of payments to be received by Executive, pursuant to this Agreement or otherwise, that are contingent upon a change in ownership or control (within the meaning of Section 280G of the Code) would, but for this Section 21(a), be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the amount of payments to be received by Executive pursuant to this Agreement shall be reduced to the maximum amount that will cause the total amounts of the payments not to be subject to the Excise Tax, but only if the amount of such payments, after such reduction and after payment of all applicable taxes on the reduced amount, is equal to or greater than the amount of such payments Executive would otherwise be entitled to retain without such reduction after the payment of all applicable taxes, including the Excise Tax, all as determined in good faith by the Company.
(b)The accounting firm engaged by the Company for general audit purposes shall perform any calculations necessary in connection with this Section 21.  The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The accounting firm engaged to make the determinations under this Section 21 shall provide its calculations, together with detailed supporting documentation, to Executive and the

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Company within 15 calendar days after the date on which Executive’s right to a payment contingent on a change in control is triggered (if requested at that time by Executive or the Company) or such other time as requested by Executive or the Company.  If the accounting firm determines that no Excise Tax is payable with respect to such payments, it shall furnish Executive and the Company with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to such payments.  Any good faith determinations of the accounting firm made hereunder shall be final, binding, and conclusive upon Executive and the Company. If a reduction in payments or benefits constituting “parachute payments” is required by Section 21(a), the reduction shall occur in the following order unless Executive elects in writing a different order (provided, however, that such election shall be subject to the Company’s approval if made on or after the date on which the event that triggers the payment occurs and to the extent that such election does not violate Code Section 409A): reduction of cash payments (in reverse order of the date on which such cash payments would otherwise be made with the cash payments that would otherwise be made last being reduced first); cancellation of accelerated vesting of stock awards; reduction of employee benefits.  In the event that accelerated vesting of stock awards is to be reduced, such accelerated vesting shall be cancelled in the reverse order of the grant date of Executive’s stock awards unless Executive elects in writing a different order for cancellation.
23.Indemnification. In addition to any rights to indemnification to which Executive is entitled under the Company’s charter and by-laws, to the extent permitted by applicable law, the Company will indemnify, from the assets of the Company supplemented by insurance in an amount determined by the Company, Executive at all times, during and after the Agreement Term, and, to the maximum extent permitted by applicable law, shall pay Executive’s expenses (including reasonable attorneys’ fees and expenses, which shall be paid in advance by the Company as incurred, subject to recoupment in accordance with applicable law) in connection with any threatened or actual action, suit or proceeding to which Executive may be made a party, brought by any shareholder of the Company directly or derivatively or by any third party by reason of any act or omission or alleged act or omission in relation to any affairs of the Company or any Affiliate of the Company of Executive as an officer, director or employee of the Company or any Affiliate of the Company. The Company shall use best efforts to purchase and maintain, at its own expense, during the Agreement Term and thereafter insurance coverage sufficient in the reasonable determination of the Board to satisfy any indemnification obligation of the Company arising under this Section 22.
24.Non-disparagement. Both during the Agreement Term and thereafter, Executive shall not make or publish any statements or comments that disparage or injure the reputation or goodwill of the Company or any of its Affiliates, or any of its or their respective officers or directors, or otherwise make any oral or written statements that a reasonable person would expect at the time such statement is made to likely have the effect of diminishing or injuring the reputation or goodwill of the Company, or any of its Affiliates, or any of its or their respective officers or directors, and the Company shall not, and shall not permit any of the members of the Board or senior executives to, make or publish any statements or comments that disparage or injure the reputation or goodwill of Executive, or otherwise make any oral or written statements that a reasonable person would expect at the time such statement is made to likely have the effect of diminishing or injuring the reputation or goodwill of Executive. Nothing herein shall prevent Executive, the Company, or any members of the Board or senior executives, from providing any information that may be compelled by law or from making good faith, business-related intra-Company communications to persons with a legitimate business reason to know of the information.
25.Assistance in Proceedings. During the Agreement Term and thereafter, Executive will cooperate with the Company in any internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by the Company (including, without

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limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments). In the event the Company requires Executive’s cooperation in accordance with this Section 24, the Company will pay Executive a reasonable per diem as determined by the CEO and reimburse Executive for reasonable expenses incurred in connection therewith (including lodging and meals, upon submission of receipts).
26.Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive or pursuant to Section 12, and no course of conduct or course of dealing or failure or delay by any Party hereto in enforcing or exercising any of the provisions of this Agreement will affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.
27.Section 409A of the Code. To the extent applicable, it is intended that this Agreement will comply with the provisions of Section 409A of the Internal Revenue Code and the guidance promulgated thereunder (“Section 409A”). This Agreement shall be administered in a manner consistent with this intent (although the Company gives no warranty or guaranty as to such compliance), and any provision that would cause the Agreement to fail to satisfy Section 409A shall have no force and effect until amended by the parties to comply with Section 409A (which amendment may be retroactive to the extent permitted by Section 409A). Unless otherwise expressly provided, any payment of compensation by Company to Executive, whether pursuant to this Agreement or otherwise, shall be made no later than the 15th day of the third month (i.e., 2½ months) after the later of the end of the calendar year or the Company’s fiscal year in which Executive’s right to such payment vests (i.e., is not subject to a “substantial risk of forfeiture” for purposes of Code Section 409A). For purposes of this Agreement, “Separation from Service” shall have the meaning given to such term under Section 409A. Each payment and each installment of any severance payments provided for under this Agreement shall be treated as a separate payment for purposes of application of Section 409A. To the extent that any severance payments come within the definition of “short term deferrals” or “involuntary severance” under Section 409A, such amounts shall be excluded from “deferred compensation” as allowed under Section 409A, and shall not be subject to the following Section 409A compliance requirements. All payments of “nonqualified deferred compensation” (within the meaning of Section 409A) are intended to comply with the requirements of Section 409A, and shall be interpreted in accordance therewith. Neither party individually or in combination may accelerate, offset or assign any such deferred payment, except in compliance with Section 409A. No amount shall be paid prior to the earliest date on which it is permitted to be paid under Section 409A and Executive shall have no discretion with respect to the timing of payments except as permitted under Section 409A. Any payments to which Section 409A applies and which are subject to execution of a waiver and release which may be executed and/or revoked in a calendar year following the calendar year in which the payment event (such as Separation from Service) occurs shall commence payment only in the calendar year in which the release revocation period ends as necessary to comply with Section 409A. In the event that Executive is determined to be a “specified employee” (as defined and determined under Section 409A) of the Company at a time when its stock is deemed to be publicly traded on an established securities market, payments determined to be “nonqualified deferred compensation” payable upon separation from service shall be made no earlier than (i) the first day of the seventh (7th) complete calendar month following such termination of employment, or (ii) Executive’s death, consistent with the provisions of Section 409A.  Any payment delayed by reason of the prior sentence shall be paid out in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.  All expense reimbursement or in-kind benefits

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subject to Section 409A provided under this Agreement or, unless otherwise specified in writing, under any Company program or policy, shall be subject to the following rules: (i) the amount of expenses eligible for reimbursement or in-kind benefits provided during one calendar year may not affect the benefits provided during any other year; (ii) reimbursements shall be paid no later than the end of the calendar year following the year in which Executive incurs such expenses, and Executive shall take all actions necessary to claim all such reimbursements on a timely basis to permit the Company to make all such reimbursement payments prior to the end of said period, and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit. Notwithstanding anything herein to the contrary, no amendment may be made to this Agreement if it would cause the Agreement or any payment hereunder not to be in compliance with Section 409A.
* * * * *

[signature page follows]

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date below.
TEADS HOLDING CO.
By:     /s/ DAVID KOSTMAN
Its: CEO
EXECUTIVE
    /s/ MARY SPILMAN
Mary (Mollie) Spilman
Date: November 5, 2025

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Exhibit A

1.VidMob, Inc.
2.ArcSpan Technologies, Inc.

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APPENDIX I
DEFINITIONS
“Accrued Benefits” means (a) Base Salary earned through the Termination Date; (b) a payment representing Executive’s accrued but unused vacation as of the Termination Date; and (c) anything in this Agreement to the contrary notwithstanding, (i) the payment of any vested, but not forfeited, benefits as of the Termination Date under the Company’s employee benefit plans payable in accordance with the terms of such plans and (ii) the availability of such benefit continuation and conversion rights to which Executive is entitled in accordance with the terms of such plans.
“Affiliates” means any company, directly or indirectly, controlled by, controlling or under common control with the Company, including, but not limited to, the Company’s subsidiary entities, parent, partners, joint ventures, and predecessors, as well as its successors and assigns.
“Board” means the Board of Directors of the Company.
“Business” means (a) online recommendation and advertising platform business; and (b) any other material business directly engaged in or under development by the Company and its Affiliates during period of Executive’s employment with the Company.
“Cause” means (i) the commission and conviction of a felony or other crime involving moral turpitude or the commission of any other act or omission involving misappropriation, dishonesty, fraud, illegal drug use or breach of fiduciary duty, (ii) willful failure to perform material duties as reasonably directed, (iii) Executive’s gross negligence or willful misconduct with respect to the performance of Executive’s duties hereunder, (iv) obtaining any personal profit not fully disclosed to and approved by the Board in connection with any transaction entered into by, or on behalf of, the Company, (v) any other material breach of this Agreement or any other agreement between Executive and the Company, (vi) material breach of a written Company policy, (vii) theft of Company property and/or Company funds, or (viii) any act or omission of Executive that is contrary to, or negatively impacts, the business interests, reputation or goodwill of Company. With respect to (ii), (iii), (iv), or (vi) except for a failure, breach or refusal which, by its nature, cannot reasonably be expected to be cured, Executive shall have two (2) weeks from the delivery of written notice by the Company within which to cure any acts constituting Cause. For purposes of this provision, no act or failure to act on the part of Executive shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company.

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“CEO” means the Chief Executive Officer of the Company.
“Change in Control” means such term as defined in the Outbrain Inc. 2021 Long-Term Incentive Plan, or such other LTIP as may be in effect from time to time.
“Change in Control Period” means the period beginning on the date three months prior to the closing of a Change in Control and ending on the twelve (12) month anniversary after the Change in Control.
“Code” means the Internal Revenue Code of 1986, as amended.
“Copyright Act” means the United States Copyright Act of 1976, as amended.
“Customer” means any Person:
who purchased products or services from the Company or any of its Affiliates during the Tail Period prior to Executive’s Termination Date; or
to whom the Company or any of its Affiliates solicited the sale of its products or services during the Tail Period prior to Executive’s Termination Date.
“Good Reason” means, within a Change in Control Period and without Executive’s consent, there is a (i) material diminution in title, duties, responsibilities or authority of Executive; (ii) material reduction of Base Salary or employee benefits except for changes that impact other executives at Executive’s level; (iii) a relocation of Executive’s principal place of employment by more than fifty (50) miles, or (iv) material breach of the Agreement by the Company or any other agreement between the Company and Executive; provided, however, that Executive’s voluntary termination shall be considered Good Reason only if (a) Executive provides written notice to the Company of the act or omission constituting Good Reason within thirty (30) days after the initial occurrence of such act or omission; (b) after receiving such notice, the Company fails to remedy such act or omission within thirty (30) days of such notice; and (c) Executive resigns within thirty (30) days after the end of such cure period.
“Permanent Disability” means mental, physical or other illness, disease or injury, which has prevented Executive from substantially performing Executive’s duties hereunder for the greater of: (a) the eligibility waiting period under the Company’s long term disability Plan, if any, or (b) an aggregate of six (6) months in any twelve (12) month period.
“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company or partnership, proprietorship, other business organization, trust, union, association or governmental or regulatory entities, department, agency or authority.
“Release” means the customary waiver and release agreement generally used by the Company for executives, as amended from time to time.
“Restricted Area” means (a) throughout the world, but if such area is determined by judicial action to be too broad, then it means (b) within North America, but if such area is

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determined by judicial action to be too broad, then it means (c) within the continental United States, but if such area is determined by judicial action to be too broad, then it means (d) within any state in which the Company and its Affiliates is engaged in Business.
“Termination Date” means the last day of Executive’s employment with the Company.

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Appendix II
FORM OF
SEVERANCE AGREEMENT AND GENERAL RELEASE
This Severance Agreement and General Release (“Agreement”) is being entered into by Teads Holding Co. (the “Company”) and [●] (“Executive”) (together, the “Parties”).
WHEREAS, Executive and The Company are party to an executive agreement, dated [●], 20[●] (the “Executive Agreement”);
WHEREAS, Executive’s employment with the Company is being terminated;
WHEREAS, the Company wishes to provide Executive with certain benefits in exchange for a general release of claims; and
WHEREAS, the Parties wish to resolve all matters related to Executive’s employment with and termination from employment with the Company in an amicable manner.
THEREFORE, in consideration of the mutual agreements and promises contained herein, the Parties agree as follows:
1.TERMINATION DATE.
1.1Executive’s termination from employment with the Company is effective [●] (“Termination Date”).
2.VALUABLE CONSIDERATION.
2.1[Benefits to be provided to be specified here.]
2.2Executive acknowledges that some of the benefits described above are over and above anything owed to him/her by law, contract or under the policies of the Company, and that they are being provided to Executive expressly in exchange for her entering into this Agreement. Except as specified in this Section 2, or otherwise expressly provided in or pursuant to the Agreement, Executive shall be entitled to no compensation, benefits or other payments or distributions, and references in the release of claims below against the Company shall be deemed to also include reference to the release of claims against all compensation and benefit plans and arrangements established or maintained by the Company and its affiliates. All amounts otherwise payable under this Agreement shall be subject to customary withholding and other employment taxes, and shall be subject to such other withholding as may be required in accordance with the terms of this Agreement.
3.RELEASE, WAIVER AND COVENANTS NOT TO SUE.

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3.1In consideration of the payments to be made by the Company to the Executive in Section 2 above, the Executive, with full understanding of the contents and legal effect of this Agreement and having the right and opportunity to consult with her counsel, releases and discharges the Company, its divisions, subsidiaries and affiliates, and all related entities of any kind or nature, and its and their officers, directors, board members, supervisors, managers, employees, agents, representatives, attorneys, predecessors, successors, heirs, executors, administrators, and assigns (collectively, the “the Company Released Parties”) from any and all claims, actions, causes of action, grievances, suits, charges, or complaints of any kind or nature whatsoever (“Claims”), that he ever had or now has, whether fixed or contingent, liquidated or unliquidated, known or unknown, suspected or unsuspected, and whether arising in tort, contract, statute, or equity, before any federal, state, local, or private court, agency, arbitrator, mediator, or other entity, regardless of the relief or remedy.  Without limiting the generality of the foregoing, it being the intention of the parties to make this release as broad and as general as the law permits, this release specifically includes any and all subject matters and claims arising from any alleged violation by the Company Released Parties under the Age Discrimination in Employment Act of 1967, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1866, as amended by the Civil Rights Act of 1991 (42 U.S.C. § 1981); the Rehabilitation Act of 1973, as amended; the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); the Americans with Disabilities Act; the Worker Adjustment and Retraining Notification Act; the Equal Pay Act; the Florida Civil Rights Act; the Florida Whistleblower Act; the Florida Private Whistleblower Act; the Florida Minimum Wage Act; the Florida Wage Payment Statute; Florida Workers’ Compensation Retaliation; Wrongful combinations against workers claims under Florida law; or common law regarding retaliation or discrimination for filing a workers’ compensation claim, any state or local civil rights or antidiscrimination law; any state or local wage and hour law; any whistleblower law; any public policy, contract, tort, or common law; and any other statutory claim, employment or other contract or implied contract claim or common law claim for wrongful discharge, breach of an implied covenant of good faith and fair dealing, defamation, or invasion of privacy arising out of or involving her employment with the Company or the termination of her employment with the Company, including any claims arising out of the Executive Agreement (other than enforcement of the severance obligations thereunder) and any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these included matters. This general release of claims also excludes any claims made under state workers’ compensation or unemployment laws, and/or any claims which cannot be waived by law. The Executive further acknowledges that he is aware that statutes exist that render null and void releases and discharges of any Claims which are unknown to the releasing or discharging part at the time of execution of the release and discharge.  The Executive hereby expressly waives, surrenders and agrees to forego any protection to which he would otherwise be entitled by virtue of the existence of any such statute in any jurisdiction. Notwithstanding the foregoing, nothing in this Agreement shall prevent Executive from enforcing Executive’s rights to (i) Executive’s non-forfeitable accrued benefits (within the meaning of Section 203 and 204 of ERISA) under any tax-qualified retirement plan maintained by the Company; (ii) receive continuation coverage pursuant to COBRA; (iii) indemnification under the Company’s certificate of incorporation, by-laws, Section 22 of the Executive Agreement, and/or any indemnification agreement entered into between Executive and any Company Released Party; (iv) Executive’s Accrued Benefits (as defined in the Executive Agreement); (v) the payments and benefits due pursuant to Section 5(e)

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or 5(f), if applicable, of the Executive Agreement; (vi) other benefits or other rights under plans or grants contemplated as earned, surviving or continuing by Section 5(i) of the Executive Agreement; (vii) the enforcement of Section 22 of the Executive Agreement; or (viii) the enforcement of this Agreement. Also, Executive does not release any Claims against any Company Released Party that may arise after this Agreement becomes effective.
3.2Executive also agrees not to file any lawsuit based on claims he has released in this Agreement, although he may participate in an investigation or proceeding conducted by an administrative agency provided he agrees to waive her right to any monetary recovery.
3.3This agreement not to file a lawsuit does not apply to any claims that arise based on events that take place after the date on which Executive signs this Agreement or to any lawsuit Executive may file to enforce this Agreement.
3.4Notwithstanding any provision herein to the contrary, nothing herein is intended to nor shall it limit or prohibit Executive from, or waive any right on Executive’s part to: (a) bringing any action to enforce the terms of this Agreement; (b) filing a timely charge with, or providing information to the U.S. Equal Employment Opportunity Commission (“EEOC”), the Florida Commission on Human Relations (“FCHR”), or an equivalent state or local agency; (c) cooperating or participating in any investigation or proceeding conducted by the EEOC, DHR, or equivalent agency regarding any claim of employment discrimination (although in connection with any charge or complaint referenced in (b) or (c) of this paragraph, Executive has waived Executive’s right to personal injunctive relief and to personal recovery, damages and compensation of any kind on the claims released); or (d) initiating or engaging in communication with, responding to any inquiry or subpoena from, or otherwise providing information to any federal or state regulatory, self-regulatory, or enforcement agency or including the EEOC, the DHR, or law enforcement, or to disclose information as otherwise required or protected by applicable law.
4.CONFIDENTIALITY.
4.1Executive agrees not to disclose the existence or terms of this Agreement to any third party without the prior written consent of the Company, except that he may discuss the terms of this Agreement with her attorney, tax advisor and/or immediate family members, and as required by law.
4.2Nothing in this Agreement prohibits Executive from reporting possible violations of federal or state law or regulation to any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation. Nothing in this Agreement prohibits or restricts Executive from lawfully (i) initiating communications directly with, cooperating with, providing information to, responding to an inquiry or legal process, or otherwise assisting in any investigation by any governmental or regulatory agency, entity, or official(s) (collectively, “Governmental Authorities”) regarding a possible violation of law; (ii) testifying, participating, or otherwise assisting in an action or proceeding by any such Governmental Authorities relating to a possible violation of law; (iii) reporting possible violations of applicable law or regulation to any Governmental Authority or making other disclosures that are protected under the

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whistleblower provisions of applicable law or regulation; or (iv) recovering any award offered by such Governmental Authorities associated with the communications and actions covered in the foregoing provisions of this Section 4.2 (except with respect to any proceedings conducted by the U.S. Equal Employment Opportunity Commission or an equivalent state or local agency). Notwithstanding anything in this Section 4.2 or this Agreement to the contrary, nothing in this Agreement requires the Executive to obtain prior authorization from the Company before engaging in any conduct described in this Section 4.2, or to notify the Company that Executive has engaged in any such conduct.
4.3Trade Secrets. In compliance with 18 U.S.C. § 1833(b) (“Section 1833(b)(1)”), as established by the Defend Trade Secrets Act of 2016, Executive is given notice of the following immunities listed in Sections 1833(b)(1) and (2) (Immunity From Liability For Confidential Disclosure Of A Trade Secret To The Government Or In A Court Filing): (1) IMMUNITY.—An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. (2) USE OF TRADE SECRET INFORMATION IN ANTI-RETALIATION LAWSUIT.—An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.
5.RESTRICTIVE COVENANTS.
Executive acknowledges that Section 6, 7, 8, 9, 12, 15, 17, 18, 19, 22, 23, and 24 of the Executive Agreement survive and are expressly incorporated into this Agreement.
6.KNOWING AND VOLUNTARY RELEASE.
6.1Executive agrees that s/he has signed this Agreement knowingly and voluntarily and not as a result of threats or coercion.
6.2Executive acknowledges that s/he received this Agreement by [●] and that s/he has [21] [45] days in which to consider whether to sign this Agreement.
6.3EXECUTIVE IS HEREBY ADVISED TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT.
7.ENTIRE AGREEMENT AND SEVERABILITY.
7.1The Parties agree that this Agreement sets forth the entire agreement between them and supersedes any other written or oral understanding or contract they may have.
7.2Executive and the Company further agree that, if any portion of this Agreement is held to be invalid or legally unenforceable, the remaining portions of this Agreement will not be affected and will be given full force and effect.

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8.APPLICABLE LAW.
8.1This Agreement is governed by the laws of the state of Florida.
9.EFFECTIVE DATE.
9.1To accept the terms of this Agreement, Executive must sign this Agreement on or after [●] and deliver it by email or regular mail to [●].
9.2This Agreement becomes effective and binding on the parties eight days after the date on which it is executed by Executive (“Effective Date”) if not revoked pursuant to the terms of Section 9.3 below.
9.3Executive may revoke this Agreement during this seven-day period prior to the Effective Date (“Revocation Period”) by delivering a written notice of revocation to [●].
9.4This Agreement will become final and binding on both Parties if written notice of revocation is not delivered on or before the expiration of the Revocation Period.
HAVING READ AND UNDERSTOOD THIS AGREEMENT, CONSULTED COUNSEL OR VOLUNTARILY ELECTED NOT TO CONSULT COUNSEL DESPITE BEING ADVISED BY THE COMPANY TO CONSULT COUNSEL REGARDING THE TERMS HEREOF, AND HAVING HAD SUFFICIENT TIME TO CONSIDER WHETHER TO ENTER INTO THIS AGREEMENT, THE UNDERSIGNED HEREBY EXECUTE THIS AGREEMENT ON THE DATES SET FORTH BELOW.

EXECUTIVE By: _______________________________ Date: _____________________________	TEADS HOLDING CO. By: _______________________________ Title: _____________________________ Date: ______________________________

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